NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 02, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 19, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization between Investment Managers Series Trust/Knowledge Leaders Developed World ETF (Acquired Fund) and Investment Managers Series Trust II/AXS Knowledge Leaders ETF (Acquiring Fund) became effective after the close on July 19, 2024. Each shareholder of the Acquired Fund will receive a number of shares of beneficial interest of the Acquiring Fund equal in value to the aggregate net asset value of the shares of the Acquired Fund held by the Acquired Fund shareholder immediately prior to the Reorganization The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 22, 2024.